G|P|K|M

GOLDMAN
PARKS
KURLAND
MOHIDIN

CERTIFIED PUBLIC
ACCOUNTANTS
AND ADVISORS

May 11, 2009

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.
Washington, DC 20549

Re: China Energy Recycling Corporation

Commission File Number **000-12536**

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by China Energy Recycling Corporation in Item 4.01 of its Form 8-K dated May 11, 2009, captioned "Changes in Registrant's Certifying Accountant."

We have no basis of agreeing to the statement in the last paragraph of item 4.01 of the Form 8-K.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

Goldman Parks Kurland Mohidin LLP

Goldman Parks Kurland Mohidin LLP

16133 Ventura Blvd. Suite 880 Encino, CA 91436 - Telephone 818-784-9000 - Fax 818-784-9010